Shiloh Industries Reports Third Quarter EPS of $0.18 on Reduced Sales

VALLEY CITY, OH -- 09/04/2008 -- Shiloh Industries, Inc. (NASDAQ: SHLO) reported net income for the third quarter ended July 31, 2008 of $2.9 million, or $0.18 per share (diluted) on sales of $124.2 million. A year ago, third quarter of fiscal 2007 net income was $1.7 million, or $0.10 per share (diluted), on sales of $133.0 million.

Third Quarter 2008 Highlights

Sales for the third quarter ended July 31, 2008 decreased $8.8 million, or 6.6%, from the third quarter of fiscal 2007. The Company's sales declined from the effect of the strike at American Axle & Manufacturing Holdings, Inc. which impacted the production and shipments to General Motors in the month of May, and from the reduced production volumes that broadly impacted overall production of the entire North American automotive industry.

For the third quarter of fiscal 2008, the Company reported operating income of $5.9 million, or 4.8% of sales, compared to $4.6 million, or 3.4% of sales, in the third quarter of fiscal 2007. The increase in operating income is a reflection of the steps that the Company has taken to overcome the effect of reduced sales volumes. These included improvements in productivity and structural cost reductions implemented during the second quarter and continued during the third quarter.

Selling, general and administrative expenses were $6.9 million in the third quarter of fiscal 2008, a decline of $1.0 million from the third quarter of fiscal 2007. Interest expense decreased by $1.1 million from the third quarter of fiscal 2007 due to lower debt levels and lower average borrowing rates as compared to the prior year.

During the third quarter of fiscal 2008, the Company recorded an expense to cost of sales of approximately $952,000 pre-tax, or $0.03 per share, representing the correction of certain accounting errors caused by unsupported adjustments made by a former group controller of the Company during the period beginning in July 2005 through April 2008. The Company discovered the errors following a routine internal audit conducted at one of its plants. These adjustments included errors in inventory reserves for approximately $330,000 and the capitalization of costs associated with a capital asset project and the related depreciation of those fixed assets from the date of installation to the current quarter for approximately $622,000. The Company has evaluated the effect of the correction on reported results of operations for each quarter of the fiscal years involved and concluded that the effect of the correction was not significant to the results of operations as previously reported, and not significant to the current year's results.

First Nine Months 2008 Results

For the first nine months of fiscal 2008, net income was $6.5 million, or $0.40 per share (diluted), compared to $5.2 million, or $0.32 per share (diluted) in the first nine months of fiscal 2007. Sales for the first nine months of fiscal 2008 of $389.8 million were $46.8 million, or 10.7% below the sales of the first nine-month period of the prior year. The reduced sales volume reflects the effect of the American Axle strike on the Company's largest customer in the second and third quarters and the overall reduction in production volume of the Company's other customers.

Operating income for the first nine months of fiscal 2008 was $14.5 million, or 3.7% of sales, compared to $14.7 million, or 3.4% of sales, for the first nine months of fiscal 2007. The Company's profitability improved as a result of actions taken to overcome the reduced sales levels

Interest expense decreased by $2.6 million from the prior year nine-month period due to lower debt levels and lower average interest rates as compared to the prior year nine-month period.

In commenting on the results of the third quarter of fiscal 2008, Theodore K. Zampetis, President and CEO, said, "While our earnings are not at the levels that could have been achieved without the major disruptions and the lower production volumes we experienced in the second and third quarters, our performance for the quarter and first nine months of fiscal 2008 is satisfactory. The traditionally difficult third quarter was worse than past years with extended shutdown periods of our customers, in response to reduced consumer demand. Our results reflect the effect of our continued emphasis on reducing our break-even point, controlling and adjusting rapidly our variable costs, focusing on working capital management and efficient capital spending while protecting our critical skills and enhancing our strategic product innovation and our new business development efforts. The outcome of our efforts has been a third quarter operating performance that is ahead of the previous year combined with continued strong cash flow that was used to reduce bank borrowings to $65 million. On August 1, we entered a new Credit Agreement for a $120 million revolving line of credit that matures in July 2013. This agreement provides the Company with a secure source of funding for five years with a banking group that is committed to the Company's operating philosophy and strategic direction."

"As we approach the fourth quarter of fiscal 2008, we remain cautious of production volumes of all of our customers. We are prepared to react swiftly as needed to control variable costs and protect cash flow. We will also continue our focus on new sales and business development opportunities and new product introduction."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,600.

A conference call to discuss the results of the third quarter of fiscal 2008 will be held on September 8, 2008, at 11 a.m. (ET). To listen to the conference call, dial (877) 723-9511 approximately five minutes prior to the start time and request the Shiloh Industries third quarter 2008 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)
               (Amounts in thousands, except per share data)

                                 Three months ended     Nine months ended
                                      July 31,              July 31,
                                   2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Revenues                        $ 124,229  $ 132,988  $ 389,771  $ 436,530
Cost of sales                     111,449    120,521    353,987    396,899
                                ---------  ---------  ---------  ---------
   Gross profit                    12,780     12,467     35,784     39,631
Selling, general and
 administrative expenses            6,888      7,885     20,426     24,808
Asset impairment, net                 (19)         -        878          -
Restructuring charge                    -          -          -        100
                                ---------  ---------  ---------  ---------
   Operating income                 5,911      4,582     14,480     14,723
Interest expense                      952      2,038      3,217      5,786
Interest income                         6         20         19         50
Other (expense) income, net            (6)       (24)       (12)       321
                                ---------  ---------  ---------  ---------
   Income before income taxes       4,959      2,540     11,270      9,308
Provision for income taxes          2,021        863      4,741      4,098
                                ---------  ---------  ---------  ---------
Net income                      $   2,938  $   1,677  $   6,529  $   5,210
                                =========  =========  =========  =========

Income per share:
   Basic income per share       $    0.18  $    0.10  $    0.40  $     0.32
                                =========  =========  =========  ==========
   Diluted income per share     $    0.18  $    0.10  $    0.40  $     0.32
                                =========  =========  =========  ==========

Weighted average number of
 common shares:
   Basic                           16,356     16,354     16,356      16,345
                                =========  =========  =========  ==========
   Diluted                         16,479     16,481     16,479      16,480
                                =========  =========  =========  ==========

CONTACT:
Thomas J. Stecz
Corporate Controller
Shiloh Industries, Inc.
(330) 558-2600